UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GO EZ CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	47-2488761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6782 Collins Avenue, Miami Beach, FL 33141

650-283-2907

 (Address of Principal Executive Offices)

Go Ez Corp. 2015 Equity Incentive Plan

(Full title of the plan)

Lorin A. Rosen, Esq.

LAR Law Group P.C.

6 Butler Court, Centereach, New York, 11720

larlawgroup@gmail.com

 (Name and address of agent for service)

(877)-570-2620

 (Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Titleofsecuritiestoberegistered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (2)(3)

Common Stock, par value $0.0001 per share, to be issued under the Go Ez Corp. 2015 Equity Incentive Plan	200,000 shares	$4.00	$800,000.00	$92.96

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

As described in the Explanatory Note in this Registration Statement, the number of shares of common stock, par value $0.0001 per share, of Go Ez Corporation. (the “Common Stock”) registered hereby consists of 200,000 shares being registered for the first time pursuant to approval of the Go Ez Corp. 2015 Equity Incentive Plan (the “Plan”).

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457 (c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the extremely limited trading market for the Registrant’s common stock, these shares were arbitrarily valued at two thousand times par value ($0.0001) per share.

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 EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering (a) 200,000 shares of common stock, par value $0.0001 per share, of Go Ez Corporation issuable pursuant to the Go Ez Corp. 2015 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of this Registration Statement. The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

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PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, referred to as the Commission, are incorporated herein by reference:

1.

The Registrant’s Annual Report on Form 10-K (Commission File No. 000-53116) for its fiscal year ended December 31, 2014 filed on April 13, 2015, under the Securities Exchange Act of 1934, referred to as the Exchange Act pursuant to Section 13 (a) of the Securities Exchange Act of 1934 (the “1934 Act”);

2.

The Registrant’s all other reports filed with the Commission pursuant to Sections 13 (a) or 15 (d) of the 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

3.	The description of the Registrant’s common stock contained in the current report on Form 8-K filed on December 23, 2014 under the Exchange Act.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

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Our Amended and Restated Certification of Incorporation and Bylaws (see Article IX of our Certificate of Incorporation and Article VIII of our Bylaws) provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any shareholders’ or directors’ resolution or by contract. In addition, we may adopt director and executive officer indemnification agreements with each of our executive officers and directors which will provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our shareholders shall be prospective only, and shall not adversely affect any limitation on the liability of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

The Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

5.1	Opinion of Lorin A. Rosen, Esq.

23.1	Consent of Lorin A. Rosen, Esq. (included in the opinion filed as Exhibit 5.1)

23.2	Consent of Consent of HJ Associates & Consultants LLP

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ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, State of Florida, on April 22, 2015.

GO EZ CORPORATION

By:	/s/ Abraham Dominguez Cinta
Abraham Dominguez Cinta
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abraham Dominguez Cinta (with full power to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 22, 2015.

Signature	Title	Date

/s/ Abraham Dominguez Cinta	President and Chief Executive Officer, Secretary	April 22, 2015
Abraham Dominguez Cinta	Treasurer and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)

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